Exhibit 4.14

Second Amendment to the Global Connectivity Agreement

This second amendment to the Global Connectivity Agreement (the “Second Amendment”) is entered into on August 31, 2021, by and between:

(a)	Banco de Chile (“Banco de Chile”), a validly constituted and existing public stock corporation under the laws of the Republic of Chile; and

(b)	Citigroup Inc. (“Citigroup”) a duly constituted and validly existing company in accordance with the laws of the State of Delaware, United States of America; Banco de Chile and Citigroup together the “Parties” and individually a “Party”.

BACKGROUND

I.- On October 22, 2015, the Parties signed a Global Connectivity Agreement, as amended and extended from time to time (the “Contract” or the “Connectivity Agreement”), for the purpose of, inter alia, establish the relationship of the Parties with respect to the provision of banking services within and outside Chile between Banco de Chile and its subsidiaries, on the one hand, and Citigroup and its subsidiaries, on the other.

II. - On April 26, 2021, the Parties agreed on an amendment to the Off-Shore Business customer service model described in Annex C of the Connectivity Agreement (the “First Amendment”).

III. - The Parties have agreed to terminate certain agreement adopted by the Management Committee. The Parties have also agreed to update Annex F of the Connectivity Agreement, which lists the revenue-sharing arrangements of the Connectivity Agreement.

PURSUANT TO THE FOREGOING, and taking into consideration the background and the terms and conditions set forth in this instrument and for other onerous consideration received by both Parties, the receipt of which the Parties confirm with this amendment, and with the intention that the Parties shall be bound by the agreements defined herein, the Parties agree as follows:

CLAUSES

First. Definitions. Undefined capital expressions used in this instrument shall have the meaning assigned to them in the Connectivity Agreement.

Second. Amendment. The Parties agree to terminate the following agreement adopted by the Management Committee: “Revenue-sharing agreement for EAF Financing operations by or through Citigroup with Multilateral External Trade Financing Agencies (ECAS)” adopted at Meeting N° 09/12 on 22 November 2012. The Parties further agree that the revenue sharing of, as described in the above-mentioned agreement and which may take place in the future, shall be negotiated by mutual agreement between the Parties.

As a result, the Parties agree to amend the Connectivity Agreement only to replace their Annex F by a new Annex F annexed to this instrument, which becomes an integral part of the Connectivity Agreement, which lists the current revenue-sharing arrangements adopted by the Management Committee.

Tercera. Validity. This Second Amendment shall take effect upon receipt by e-mail of each copy signed by each Party.

Fourth. Scope. In all matters not modified by this instrument, the Connectivity Agreement remains in full force.

Quinta. Applicable Law and Jurisdiction. The Parties agree that the Fifth letter (l) “Applicable Law and Jurisdiction” clause of the Connectivity Agreement applies to this First Amendment.

Sexta. Counterparts. This Second Amendment may be signed in any number of counterparts, each of which shall be considered as an original, and shall have the same effect as if the signatures contained therein were within the same instrument, but each and every such copy together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereby subscribe to this Second Amendment through their duly authorized representatives on the date indicated in the Second Amendment.

CITIGROUP INC.

By:	/s/ Ernesto Torres Cantú
Ernesto Torres Cantú
CEO, Latin America

BANCO DE CHILE

By:	/s/ Eduardo Ebensperger Orrego
Eduardo Ebensperger Orrego
CEO

Annex “F”

Management Committee Agreements Forming Part of This Agreement

1.	Agreement on “CICC Revenue Sharing Proposal” adopted at Session N° 02/12 held on 24 February 2012 and approved at Session N° 04/12 held on 25 May 2012.

2.	“International Fixed Income Agreement” approved in Session N° 08/12 held on October 25, 2012.

3.	“International supplier payment discount agreement, “Supplier Finance”” approved in Session N° 01/13 held on January 24, 2013.

4.	“Equity Capital Markets (ECM) Transaction Agreement” approved in Session N° 02/14 held on February 27, 2014.

5.	Agreement on “Remuneration on Cash Management Business (“Cash Management”) approved in Session N° 07/2019 held on October 24, 2019.

6.	Agreement on “Remuneration on the International Custody Outflow Business approved in Session N° 01/2020 held on February 27, 2020.

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